Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

April 25, 2017

CFO Commentary on First Quarter 2017 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ first quarter 2017 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Beginning in the first quarter of 2017, we are now providing revenue commentary for our key customer verticals: Cloud, Telecom / Cable, and Strategic Enterprise. We believe our key customer verticals provide better visibility into our business compared to the historical revenue commentary we provided by market (Service Provider and Enterprise). Additionally, we have included a schedule showing the historic revenue for FY2015, FY2016, and the prior four quarters by key customer vertical in the “Preliminary Supplemental Data” below. We no longer intend to provide commentary on the Service Provider and Enterprise markets.

Q1 2017 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q1’17	Q4’16	Q1’16	Q/Q Change		Y/Y Change
Revenue	$1,221.0	$1,385.6	$1,097.9	(12)%		11%
Product	828.9	985.6	753.0	(16)%		10%
Service	392.1	400.0	344.9	(2)%		14%
Gross margin %	61.1%	61.9%	62.9%	(0.8	)pts	(1.8	)pts
Research and development	276.2	263.0	251.0	5%		10%
Sales and marketing	244.2	254.5	231.8	(4)%		5%
General and administrative	50.5	52.9	59.4	(5)%		(15)%
Restructuring charges	19.4	0.1	—	N/M		N/M

Total operating expenses	$590.3	$570.5	$542.2	3%		9%

Operating margin %	12.8%	20.7%	13.5%	(7.9	)pts	(0.7	)pts

Net income	$108.8	$188.9	$91.4	(42)%		19%

Diluted EPS	$0.28	$0.49	$0.23	(43)%		22%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q2’17 Guidance	Q1’17	Q4’16	Q1’16	Q/Q Change		Y/Y Change
Revenue(1)	$1,280 +/- $30	$1,221.0	$1,385.6	$1,097.9	(12)%		11%
Product(1)		828.9	985.6	753.0	(16)%		10%
Service(1)		392.1	400.0	344.9	(2)%		14%
Gross margin %	62.5% +/- 0.5%	62.5%	63.2%	63.7%	(0.7	)pts	(1.2	)pts
Research and development		239.6	225.4	217.1	6%		10%
Sales and marketing		226.5	239.2	220.8	(5)%		3%
General and administrative		43.0	45.0	49.9	(4)%		(14)%

Total operating expenses	$500 +/- $5	$509.1	$509.6	$487.8	—%		4%

Operating margin %	~ 23.5% at the midpoint	20.8%	26.5%	19.3%	(5.7	)pts	1.5pts

Net income		$178.0	$254.3	$142.2	(30)%		25%

Diluted EPS	$0.54 +/- $0.03	$0.46	$0.66	$0.37	(30)%		24%

(1)	Revenue numbers are GAAP.

This CFO Commentary contains non-GAAP financial measures, and the reconciliation between GAAP and non-GAAP financial measures can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Q2 2017 Outlook” below.

Q1 2017 Overview

The results for the first quarter of 2017 reflect strong year-over-year revenue and earnings per share growth. All verticals increased year-over-year, led by Cloud, which increased 25%. We continued to see strong growth with our QFX product family, which grew over 50% year-over-year. Our Services business remained strong and grew 14% year-over-year.

In reviewing our top 10 customers for the quarter, four were Cloud, five were Telecom / Cable, and one was a Strategic Enterprise. Of these customers, two were located outside of the U.S.

Product deferred revenue was $281 million, up $20 million or 8% year-over-year and down $42 million or 13% sequentially.

In the quarter, we had particularly strong cash flows from operations of $545 million, up $373 million year-over-year and $211 million sequentially. During the quarter, we repurchased $125 million shares and paid $38 million in dividends.

Revenue

Product & Service

•	Routing product revenue: $521 million, up 3% year-over-year and down 20% sequentially. The year-over-year increase was primarily due to an increase from our PTX products due to the ramp up of sales to Telecom / Cable and Cloud customers and to a lesser extent, an increase from our MX products. Sequentially, the decrease was primarily due to Cloud, and to a lesser extent Telecom / Cable. MX and PTX declined sequentially.

•	Switching product revenue: $242 million, up 38% year-over-year and down 4% sequentially. The year-over-year increase was primarily driven by Cloud, and to a lesser extent, Strategic Enterprise, partially offset by a decrease in Telecom / Cable. Sequentially, the decrease was due to Strategic Enterprise and Telecom / Cable. We saw continued data center strength with our QFX product family, which grew over 50% year-over-year and declined 1% sequentially. Our EX product family increased year-over-year and decreased sequentially.

•	Security product revenue: $66 million, down 10% year-over-year and down 19% sequentially. The year-over-year decrease was primarily due to Telecom / Cable. The sequential decrease was due to Telecom / Cable and Cloud customers. Year-over-year, our Screen OS and Other Legacy products and High-End SRX product family declined, partially offset by the ramp of new products. The sequential decline was primarily due to the High-End SRX.

•	Service revenue: $392 million, up 14% year-over-year and down 2% sequentially. In the quarter, we recognized previously deferred revenue of approximately $15 million related to the completion of delivery to an APAC Telecom customer. In addition to the APAC Telecom recognition, the year-over-year increase was driven by strong renewal and attach rates of support contracts.

Vertical

•	Cloud: $332 million, up 25% year-over-year and down 19% sequentially, following a record Q4’16 for this vertical. The year-over-year increase was driven by the timing of deployments at several large customers. Switching, and to a lesser extent Services, increased, partially offset by a decline in Routing. The sequential decrease was primarily due to Routing, partially offset by an increase in Switching.

•	Telecom / Cable: $569 million, up 10% year-over-year and down 11% sequentially. The year-over-year increase was primarily driven by Services and Routing, partially offset by a decrease in Switching. The increase was driven by APAC Telecom and U.S. Cable. Sequentially, the decrease was primarily due to Routing, and to a lesser extent, Security. Sequentially, U.S. Tier 1 and EMEA Telecom declined, partially offset by an increase in U.S. Cable and APAC Telecom.

•	Strategic Enterprise: $320 million, up 2% year-over-year and down 5% sequentially. The year-over-year increase was driven by higher Switching in APAC as a result of campus and branch deployments, partially offset by a decrease in Routing in National Government. Sequentially, the decrease in National Government was partially offset by an increase in Financial Services.

Geography

•	Americas: $711 million, up 13% year-over-year and down 19% sequentially. The year-over-year increase was driven by Cloud and Telecom / Cable. The sequential decrease was driven by Cloud and Telecom / Cable, and to a lesser extent, Strategic Enterprise.

•	EMEA: $285 million, flat year-over-year and down 10% sequentially. Year-over-year Telecom / Cable, and to a lesser extent, Strategic Enterprise declined, which was offset by an increase in Cloud. The United Kingdom declined and was partially offset by an increase in Germany. Sequentially, the decrease was due to Telecom / Cable, which was partially offset by an increase in Strategic Enterprise. The decrease was primarily due to Germany and Russia, which was partially offset by an increase in the United Kingdom.

•	APAC: $225 million, up 22% year-over-year and 15% sequentially. The year-over-year increase was due to Telecom / Cable, and to a lesser extent, Strategic Enterprise. The sequential increase was due to Telecom / Cable, partially offset by Cloud. Southeast Asia, and to a lesser extent, Australia, drove the year-over-year and sequential increases.

Gross Margin

•	GAAP gross margin: 61.1%, compared to 62.9% from the prior year and 61.9% from last quarter.

•	Non-GAAP gross margin: 62.5%, compared to 63.7% from the prior year and 63.2% from last quarter.

Non-GAAP gross margin was within our guided range for the quarter. We remain focused on delivering innovation and continued improvements to our cost structure.

•	GAAP product gross margin: 60.2%, down 2.9 points from the prior year and down 2.2 points from last quarter.

Year-over year, the decrease in product gross margin was primarily due to customer mix, as we expand our footprint with certain strategic APAC Telecom and Cloud customers, as well as the product mix sold into our Cloud vertical, and charges related to the expected remediation costs for certain products containing a defect in a clock-signal component from a third-party supplier. The decrease was partially offset by improvements in our cost structure and higher revenue.

The sequential decrease was impacted by lower revenue, as well as similar customer mix dynamics, partially offset by improvements in our cost structure.

•	Non-GAAP product gross margin: 61.5%, down 2.2 points from the prior year and down 2.4 points from last quarter.

Year-over year, the decrease in product gross margin was primarily due to customer mix, as we expand our footprint with certain strategic APAC Telecom and Cloud customers, as well as the product mix sold into our Cloud vertical. The decrease was partially offset by improvements in our cost structure and higher revenue.

The sequential decrease was impacted by lower revenue as well as similar customer mix dynamics, partially offset by improvements in our cost structure.

•	GAAP service gross margin: 63.2%, up 0.6 points from the prior year and up 2.6 points from last quarter.

•	Non-GAAP service gross margin: 64.5%, up 0.8 points from the prior year and up 2.8 points from last quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was driven by higher revenue, including the recognition of previously deferred revenue related to the completion of delivery to an APAC Telecom customer.

Sequentially, the increase in service gross margin, on a GAAP and non-GAAP basis, was driven by lower support costs.

Operating Expenses

•	GAAP operating expenses: $590 million, an increase of $48 million, or 9% year-over-year, and an increase of $20 million, or 3% sequentially.

The year-over-year increase was primarily due to restructuring charges in the first quarter of 2017, headcount-related costs related to acquisitions completed in FY2016, and higher variable compensation compared to the prior year. The sequential increase was primarily due to restructuring charges.

GAAP operating expenses were 48.3% of revenue, down 1.1 points year-over-year and up 7.1 points quarter-over-quarter.

•	Non-GAAP operating expenses: $509 million, an increase of $21 million, or 4% year-over-year, and a decrease of $1 million sequentially.

The year-over-year increase was primarily due to headcount-related costs related to acquisitions completed in FY2016 and higher variable compensation compared to the prior year. The sequential decrease was the result of good cost discipline and restructuring actions taken in the quarter, despite the annual reset of variable compensation and the typical seasonal increase in fringe costs.

Non-GAAP operating expenses were 41.7% of revenue, down 2.7 points year-over-year and up 4.9 points quarter-over-quarter.

Operating Margin

•	GAAP operating margin: 12.8%, a decrease of 0.7 points year-over-year and 7.9 points sequentially.

•	Non-GAAP operating margin: 20.8%, an increase of 1.5 points year-over-year and a decrease of 5.7 points sequentially.

Tax Rate

•	GAAP tax rate: 22.6%, a decrease of 8.0 points compared to 30.6% last quarter.

The change in the effective tax rate quarter over quarter was primarily driven by the benefit of discrete items including a change in the accounting for stock-based compensation, restructuring charges, a reduction of income tax reserves, as well as an adjustment related to an unfavorable mix of geographic earnings in the prior quarter.

•	Non-GAAP tax rate: 25.2%, a decrease of 2.8 points compared to 28.0% last quarter.

The change in the effective tax rate quarter over quarter was primarily due to a reduction of income tax reserves, as well as an adjustment related to an unfavorable mix of geographic earnings in the prior quarter.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.28, an increase of $0.05 year-over-year and a decrease of $0.21 sequentially.

The year-over-year increase was driven by higher revenue and a lower tax rate, partially offset by higher operating expenses and lower gross margin. The sequential decrease was primarily due to lower revenue and higher operating expenses.

•	Non-GAAP diluted earnings per share: $0.46, an increase of $0.09 year-over-year and a decrease of $0.20 sequentially.

The year-over-year increase was primarily driven by higher revenue, partially offset by higher operating expenses and lower gross margin. The sequential decrease was primarily due to lower revenue and lower gross margin.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
Cash(1, 2)	$4,043.7	$3,657.3	$3,480.1	$3,491.1	$3,416.8
Debt	2,134.4	2,133.7	2,133.1	2,132.5	2,131.8
Net cash and investments(3)	1,909.3	1,523.6	1,347.0	1,358.6	1,285.0
Operating cash flow(4)	545.3	334.7	245.6	360.0	172.4
Capital expenditures	32.1	51.8	46.0	67.6	49.3
Depreciation and amortization	54.2	53.9	52.2	49.2	45.4
Share repurchases	125.0	—	112.4	125.5	75.0
Dividends	$38.0	$38.1	$38.0	$38.1	$38.3
Diluted shares	388.0	385.6	384.5	386.3	389.3
DSO	49	68	53	55	64
Headcount(5)	9,694	9,832	9,863	9,617	9,274

(1)	Includes cash, cash equivalents, and investments.
(2)	17% of held onshore as of the end of Q1’17.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.
(4)	In Q1’17, we adopted the new accounting pronouncement on Improvements to Employee Share-Based Payment Accounting, requiring excess tax benefits to be presented as an operating activity in our consolidated statements of cash flows. We applied this provision on a retrospective basis.
(5)	Q1’17 excludes headcount impacted by restructuring activities undertaken in the quarter.

Cash Flow

•	Cash flow from operations: $545 million, up $373 million year-over-year and $211 million sequentially. The strong results were driven by customer collections from significant invoicing that occurred in late Q4’16. Year-over-year the strong results were partially offset by higher supplier payments. Sequentially the increase was partially offset by higher payments for incentive compensation.

Days Sales Outstanding

•	DSO: 49 days, compared to 68 days from the prior quarter, a decrease of 19 days. The reduction in DSO was driven by improved invoicing linearity.

Capital Return

•	In the quarter, we repurchased $125 million of shares and paid a dividend of $0.10 per share for a total of $38 million.

•	Diluted shares were approximately flat year-over-year.

•	In 2017, we intend to return approximately 50% of annual free cash flow to our shareholders, inclusive of share repurchases and dividends.

Demand metrics

•	Total deferred revenue was $1,493 million, up $233 million year-over-year and up $12 million quarter-over-quarter.

•	Product deferred revenue was $281 million, an increase of $20 million year-over-year and a decrease of $42 million quarter-over-quarter. The quarter-over-quarter decrease is partially due to the recognition of previously deferred revenue related to the completion of delivery to an APAC Telecom customer.

Headcount

•	Ending headcount was 9,694, excluding headcount impacted by restructuring activities undertaken in the quarter. This represents an increase of 420 employees or 5% year-over-year, driven by increases in our Services and Sales as we focus on delivering our new products to our customers, as well as Research and Development, driven by acquisitions completed in FY2016.

Q2 2017 Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

As a company, we remain committed to the financial principles we outlined last quarter. As a reminder those principles are:

•	We expect revenue growth for the year.

•	We are focused on earnings expansion with long-term consistency.

•	We intend to maintain a healthy balance sheet and an optimized capital structure.

Although elements of our markets are challenged, we expect to grow revenue this year. We are pleased with our product portfolio and expect to see continued strength from our Cloud vertical.

For the remainder of the year, we anticipate non-GAAP gross margin levels similar to Q1, as we expect the customer and product mix dynamics to continue. Increased pricing for certain memory components could also present an additional headwind.

We intend to drive earnings expansion this year, through focused execution and operating expense discipline. We also intend to drive to our long-term model of 39% non-GAAP operating expenses as a percentage of revenue this year, which is earlier than previously committed.

We intend to return approximately 50% of annual free cash flow to our shareholders, inclusive of share repurchases and dividends.

Our guidance for the quarter ending June 30, 2017, is as follows:

•	Revenues will be approximately $1,280 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 62.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $500 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 23.5% at the midpoint of revenue guidance.

•	Non-GAAP tax rate will be approximately 27.5%.

•	Non-GAAP net income per share will be approximately $0.54, plus or minus $0.03. This assumes a share count of approximately 385 million.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including pricing pressure and product mix, factors that impact gross margin, long-term financial model, product portfolio and success of particular products and product families, success in obtaining revenue growth, future financial and operating results, including our financial guidance, focus on and ability to deliver on growth and operational expense discipline, improvements to our cost structure and expense reductions and management, strength of certain customer segments, capital structure, capital return program, and overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity requirements of our customers and, in particular, cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission (”SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges, impairment charges, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP.

In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	March 31, 2017	December 31, 2016
Deferred product revenue:
Undelivered product commitments and other product deferrals	$264.9	$302.4
Distributor inventory and other sell-through items	68.7	74.2

Deferred gross product revenue	333.6	376.6
Deferred cost of product revenue	(52.3)	(53.7)

Deferred product revenue, net	281.3	322.9
Deferred service revenue	1,211.7	1,158.2

Total	$1,493.0	$1,481.1

Reported as:
Current	$992.5	$1,032.0
Long-term	500.5	449.1

Total	$1,493.0	$1,481.1

Vertical Reporting: Quarterly Revenue Trend

	FY 2015	FY 2016	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q/Q Change		Y/Y Change
Cloud	$1,021.2	$1,322.3	$264.8	$287.3	$359.4	$410.8	$331.6	$(79.2)	(19)%	$66.8	25%
Telecom / Cable	2,417.1	2,324.7	518.1	571.0	599.4	636.2	568.5	(67.7)	(11)%	50.4	10%
Strategic Enterprise	1,419.5	1,343.1	315.0	363.0	326.5	338.6	320.9	(17.7)	(5)%	5.9	2%

Total revenue	$4,857.8	$4,990.1	$1,097.9	$1,221.3	$1,285.3	$1,385.6	$1,221.0	$(164.6)	(12)%	$123.1	11%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP gross margin - Product	$498.7	$615.2	$475.1
GAAP product gross margin % of product revenue	60.2%	62.4%	63.1%
Share-based compensation expense	0.9	1.5	1.9
Share-based payroll tax expense	0.2	—	0.3
Amortization of purchased intangible assets	3.1	2.1	2.4
Supplier component remediation charges	7.1	10.8	—

Non-GAAP gross margin - Product	$510.0	$629.6	$479.7

Non-GAAP product gross margin % of product revenue	61.5%	63.9%	63.7%

GAAP gross margin - Service	$247.9	$242.5	$215.8
GAAP service gross margin % of service revenue	63.2%	60.6%	62.6%
Share-based compensation expense	4.3	4.0	3.5
Share-based payroll tax expense	0.7	0.1	0.5

Non-GAAP gross margin - Service	$252.9	$246.6	$219.8

Non-GAAP service gross margin % of service revenue	64.5%	61.7%	63.7%

GAAP gross margin	$746.6	$857.7	$690.9
GAAP gross margin % of revenue	61.1%	61.9%	62.9%
Share-based compensation expense	5.2	5.5	5.4
Share-based payroll tax expense	0.9	0.1	0.8
Amortization of purchased intangible assets	3.1	2.1	2.4
Supplier component remediation charges	7.1	10.8	—

Non-GAAP gross margin	$762.9	$876.2	$699.5

Non-GAAP gross margin % of revenue	62.5%	63.2%	63.7%

GAAP research and development expense	$276.2	$263.0	$251.0
Share-based compensation expense	(34.8)	(37.5)	(32.3)
Share-based payroll tax expense	(1.8)	(0.1)	(1.6)

Non-GAAP research and development expense	$239.6	$225.4	$217.1

GAAP sales and marketing expense	$244.2	$254.5	$231.8
Share-based compensation expense	(15.3)	(14.5)	(9.4)
Share-based payroll tax expense	(1.4)	(0.1)	(1.1)
Amortization of purchased intangible assets	(1.0)	(0.7)	(0.5)

Non-GAAP sales and marketing expense	$226.5	$239.2	$220.8

GAAP general and administrative expense	$50.5	$52.9	$59.4
Share-based compensation expense	(6.7)	(6.3)	(4.7)
Share-based payroll tax expense	(0.3)	—	(0.2)
Amortization of purchased intangible assets	(0.2)	(0.5)	(0.4)
Acquisition-related and other charges	(0.3)	(1.1)	(4.2)

Non-GAAP general and administrative expense	$43.0	$45.0	$49.9

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP operating expenses	$590.3	$570.5	$542.2
GAAP operating expenses % of revenue	48.3%	41.2%	49.4%
Share-based compensation expense	(56.8)	(58.3)	(46.4)
Share-based payroll tax expense	(3.5)	(0.2)	(2.9)
Amortization of purchased intangible assets	(1.2)	(1.2)	(0.9)
Restructuring charges	(19.4)	(0.1)	—
Acquisition-related and other charges	(0.3)	(1.1)	(4.2)

Non-GAAP operating expenses	$509.1	$509.6	$487.8

Non-GAAP operating expenses % of revenue	41.7%	36.8%	44.4%

GAAP operating income	$156.3	$287.2	$148.7
GAAP operating margin	12.8%	20.7%	13.5%
Share-based compensation expense	62.0	63.8	51.8
Share-based payroll tax expense	4.4	0.3	3.7
Amortization of purchased intangible assets	4.3	3.3	3.3
Restructuring charges	19.4	0.1	—
Acquisition-related and other charges	0.3	1.1	4.2
Supplier component remediation charges	7.1	10.8	—

Non-GAAP operating income	$253.8	$366.6	$211.7

Non-GAAP operating margin	20.8%	26.5%	19.3%

GAAP income tax provision	$31.8	$83.2	$35.1
GAAP income tax rate	22.6%	30.6%	27.7%
Income tax effect of non-GAAP exclusions	28.3	15.6	14.6

Non-GAAP provision for income tax	$60.1	$98.8	$49.7

Non-GAAP income tax rate	25.2%	28.0%	25.9%

GAAP net income	$108.8	$188.9	$91.4
Share-based compensation expense	62.0	63.8	51.8
Share-based payroll tax expense	4.4	0.3	3.7
Amortization of purchased intangible assets	4.3	3.3	3.3
Restructuring charges	19.4	0.1	—
Acquisition-related and other charges	0.3	1.1	1.5
Supplier component remediation charges	7.1	10.8	—
Loss on equity investments	—	1.6	5.1
Income tax effect of non-GAAP exclusions	(28.3)	(15.6)	(14.6)

Non-GAAP net income	$178.0	$254.3	$142.2

GAAP diluted net income per share	$0.28	$0.49	$0.23

Non-GAAP diluted net income per share	$0.46	$0.66	$0.37

Shares used in computing diluted net income per share	388.0	385.6	389.3